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EXHIBIT 99


[SCHAWK LOGO]

NEWS FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION, PLEASE CONTACT:
SCHAWK: MARIE MEISENBACH GRAUL, CHIEF FINANCIAL OFFICER 847/827-9494, OR JACK MODZELEWSKI, FLEISHMAN-HILLARD 312/751-8878



             SCHAWK, INC. COMPLETES THE SALE OF  ITS PLASTICS GROUP
                        TO ESCO ELECTRONICS CORPORATION

     DES PLAINES, IL. (February 10, 1997) -- Schawk, Inc. (NYSE: SGK) today announced the completion of the sale of its Plastics Group to ESCO Electronics Corporation (NYSE: ESE) for approximately $92 million in cash plus working capital adjustments.

     David A. Schawk, Chief Executive Officer of Schawk, Inc. said, "The closing of this transaction is a milestone in Schawk's strategy of focusing on its core imaging products and service businesses." Mr. Schawk continued, "We can now concentrate our time, capital, technology and human resources exclusively on our core business, imaging and information technologies. Our strengthened balance sheet will enable us to enhance shareholder value through reinvestment in expanding related services and continuing to make selective acquisitions."

     The transaction is expected to be accretive based on projected 1997 net income. During 1996, Schawk completed the acquisition of three privately held companies in the imaging products and services market to enhance its leadership position as a supplier of sophisticated global imaging products and services for multinational clients.

     In connection with the close of this transaction, Ronald J. Kay, President, Plastics Group and Larry Larkin, Executive Vice President, Plastics Group have resigned from the Schawk, Inc. Board of Directors.

     Schawk, Inc., headquartered in suburban Chicago, is a leading global supplier of electronic digitized high resolution color imaging, database management and on-site facility management, and other related outsourcing services.

     Schawk provides advanced technology services for the food, beverage and consumer products packaging, point of sale and advertising markets. Schawk also provides digital art production, design services and outsourcing. Upon closing of transaction, Schawk will have approximately 850 employees at its 11 North American facilities. In 1995, Schawk reported net sales of $172.3 million.

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